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                                                                     EXHIBIT 2.1












                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 ENDOCARE, INC.,
                             a Delaware corporation

                       ADVANCED MEDICAL PROCEDURES, INC.,
                             a Delaware corporation

                        ADVANCED MEDICAL PROCEDURES, LLC,
                       a Florida limited liability company

                               GARY M. ONIK, M.D.

                                ROBERT F. BYRNES

                                       and

                                 JERRY ANDERSON

                               Dated June 30, 1999



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                                TABLE OF CONTENTS


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ARTICLE I THE MERGER.........................................................................5

        1.1    Merger; Effective Time of the Merger..........................................5
        1.2    Closing.......................................................................5
        1.3    Effect of the Merger..........................................................5
        1.4    Effect on AMP Interests.......................................................6
        1.5    Conversion of AMP Interests...................................................6
        1.6    Fractional Shares.............................................................6
        1.7    Dissenters' Rights............................................................6
        1.8    Delivery of the Shares........................................................7
        1.9    Exemption from Registration...................................................7
        1.10   Restricted Securities.........................................................7
        1.11   Further Limitations on Disposition............................................8
        1.12   Legends.......................................................................8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF AMP AND THE INDIVIDUAL PARTIES..................8

        2.1    Corporate Existence...........................................................8
        2.2    Capitalization................................................................9
        2.3    Financial Statements..........................................................9
        2.4    Properties....................................................................9
        2.5    Trademarks and Proprietary Rights.............................................9
        2.6    Inventories..................................................................10
        2.7    Accounts Receivable..........................................................10
        2.8    Liabilities and Indebtedness.................................................10
        2.9    Litigation...................................................................10
        2.10   Taxes........................................................................10
        2.11   No Breach....................................................................11
        2.12   Subsidiaries.................................................................11
        2.13   Employees Contracts and Benefits.............................................11
        2.14   Insurance....................................................................11
        2.15   Contracts....................................................................12
        2.16   Subsequent Transactions......................................................12
        2.17   Charter Documents............................................................13
        2.18   Directors, Officers and Employees............................................13
        2.19   Powers of Attorney; Bank Accounts............................................13
        2.20   Good and Marketable Title....................................................13
        2.21   Compliance with Law..........................................................13
        2.22   Validity and Effect of Agreements............................................13
        2.23   Representations Complete.....................................................14
        2.24   Authorization................................................................14
        2.25   Pooling of Interests.........................................................14
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ARTICLE III REPRESENTATIONS AND WARRANTIES OF ENDOCARE......................................14

        3.1    Incorporation................................................................14
        3.2    Endocare Shares Fully Paid and Non-Assessable................................14
        3.3    Corporate Power and Authority................................................14
        3.4    Consents and Approvals.......................................................15

ARTICLE IV COVENANTS OF THE SIGNING INDIVIDUALS.............................................15

        4.1    Maintenance of Business......................................................15
        4.2    Absence of Certain Changes...................................................15
        4.3    Necessary Consents...........................................................16
        4.4    Access to Information........................................................16
        4.5    Certain Defaults; Litigation.................................................16
        4.6    Professional Fees............................................................17
        4.7    Other Negotiations...........................................................17
        4.8    Best Efforts.................................................................17

ARTICLE V COVENANTS OF ENDOCARE.............................................................17

        5.1    Necessary Consents...........................................................17
        5.2    Best Efforts.................................................................17

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF ENDOCARE..................................18

        6.1    Representations True.........................................................18
        6.2    Covenants Performed..........................................................18
        6.3    Opinion of Counsel for AMP...................................................18
        6.4    No Violations; No Actions....................................................18
        6.5    No Material Adverse Change...................................................18
        6.6    Proceedings and Documents....................................................18

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF AMP AND THE SIGNING INDIVIDUALS..........19

        7.1    Representations True.........................................................19
        7.2    Covenants Performed..........................................................19
        7.3    No Actions...................................................................19
        7.4    Opinion of Counsel for Endocare..............................................19

ARTICLE VIII THE CLOSING....................................................................20

        8.1    The Closing..................................................................20
        8.2    AMP Deliveries...............................................................20
        8.3    Endocare Deliveries..........................................................20
        8.4    Merger Filings...............................................................20

ARTICLE IX OBLIGATIONS OF THE INDIVIDUAL PARTIES AND ENDOCARE AFTER CLOSING.................20

        9.1    Indemnification..............................................................20

ARTICLE X GENERAL PROVISIONS................................................................21

        10.1   Survival.....................................................................21
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        10.2   Further Assurances...........................................................21
        10.3   No Broker or Finder..........................................................21
        10.4   Each Party to Bear Own Costs.................................................21
        10.5   Headings.....................................................................21
        10.6   Entire Agreement; Waivers....................................................21
        10.7   Third Parties................................................................22
        10.8   Successors and Assigns.......................................................22
        10.9   Notices......................................................................22
        10.10  Attorneys' Fees..............................................................23
        10.11  Governing Law................................................................23
        10.12  Counterparts.................................................................23
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               THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 30, 1999, by and among ENDOCARE, INC., a Delaware corporation ("Endocare"), ADVANCED MEDICAL PROCEDURES, INC., a Delaware
corporation ("Acquisition Sub"), ADVANCED MEDICAL PROCEDURES, LLC, a Florida
limited liability company ("AMP"), GARY M. ONIK, M.D. ("Onik"), ROBERT F. BYRNES
("Byrnes"), and JERRY W. ANDERSON ("Anderson"). Onik, Byrnes and Anderson are
collectively referred to as the "Individual Parties," and each is referred to as a "Individual Party."

               WHEREAS, Endocare and AMP each desires that Endocare acquire AMP by way of a merger in which AMP will merge with and into Acquisition Sub, a wholly-owned subsidiary of Endocare, and in the merger all of the units of membership interest of AMP shall be converted into stock of Endocare.


                                    AGREEMENT

               NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter set forth and other good and valuable consideration had and received, the parties hereto, on the basis of, and in reliance upon, the representations, warrants, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, hereby agree as follows:


                                   ARTICLE I

                                   THE MERGER

               1.1 Merger; Effective Time of the Merger.

                   (a) Subject to the terms and conditions of this Agreement, AMP will be merged with and into Acquisition Sub (the "Merger") in accordance with the Delaware General Corporation Law ("DGCL") and the Florida Limited Liability Company Act ("Florida Law").

                   (b) Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.2 hereto), (i) a certificate of merger mutually acceptable to the parties (the "Certificate of Merger") shall be filed with the Delaware Secretary of State in accordance with the DGCL, and (ii) articles of merger mutually acceptable to the parties (the "Articles of Merger") shall be filed with the Florida Secretary of State in accordance with Florida Law. The Merger shall become effective upon confirmation of such filing in Delaware (the date of confirmation of such filing being hereinafter referred to as the "Effective Date" and the time of confirmation of such filing being hereinafter referred to as the "Effective Time").

               1.2 Closing. The closing of the Merger (the "Closing") will take place on the date hereof, which is referred to as the "Closing Date."

               1.3 Effect of the Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time (i) the separate existence of AMP shall cease and AMP shall be merged with and into Acquisition Sub (Acquisition Sub after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) all of the rights




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and obligations of AMP existing immediately prior to the Effective Time shall, without the need for any further action, become the rights and obligations of the Surviving Corporation, (iii) the Articles of Incorporation of Acquisition Sub ("Articles") shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law, and the name of the Surviving Corporation shall be as specified therein, (iv) the Bylaws of Acquisition Sub shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance therewith, (v) the directors and officers of Acquisition Sub shall be the directors and officers of the Surviving Corporation and (vi) the Merger shall have all the effects provided by the DGCL and Florida Law.

               1.4 Effect on AMP Interests. At the Effective Time, and subject to the limitations set forth below, all of the issued and outstanding units of membership interest of AMP ("Units"), including all options, warrants or other rights of any kind to acquire Units or securities convertible into Units (collectively, "AMP Interests"), shall be cancelled and cease to be outstanding and shall be converted into the right to receive shares of common stock of Endocare ("Endocare Shares"), as more particularly set forth in Section 1.5. The rights, preferences and privileges of the Endocare Shares are set forth in the Restated Articles of Incorporation of Endocare on file in the office of the Secretary of State of Delaware (the "Restated Articles").

               1.5 Conversion of AMP Interests. Each AMP Interest issued and outstanding immediately prior to the Effective Time (as set forth in Section 2.2) shall be cancelled and extinguished and shall be converted into 0.3413753 Endocare Shares (for a total of 260,000 Endocare Shares for all AMP Interests).

               1.6 Fractional Shares. No fractional Endocare Shares shall be issued, but in lieu thereof each holder of AMP Interests (each, a "Member") who would otherwise be entitled to receive a fraction of an Endocare Share shall receive from Endocare a cash payment (without interest) in lieu of such fractional share equal to the value of the fractional Endocare Share to which such Member would be entitled, based on the closing price of an Endocare share on the business day prior to the payment..

               1.7 Dissenters' Rights. Any AMP Interests held by persons who shall become entitled to exercise dissenters' rights in accordance with Section
608.4384 the Florida Law ("Dissenting Interests") shall not be converted into the right to receive Endocare Shares but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Interests pursuant to Florida Law. AMP agrees that, except with the prior written consent of Endocare, or as required under Florida Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand. Each holder of Dissenting Interests (a "Dissenting Member") who, pursuant to the provisions of Florida Law, becomes entitled to payment of the fair value for AMP Interests shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). Endocare and Acquisition Sub agree that they, and not the Individual Parties, shall be solely responsible and liable for any and all obligations in connection with Dissenting Interests (provided that this shall not be interpreted as relieving the Individual Parties from any liability for the breach of the representation and warranty in Section
2.24 hereof). If after the Effective Time any Dissenting Interests shall lose their status as




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Dissenting Interests, Endocare shall issue and deliver, upon surrender by such
Member of its AMP Interests, the number of Endocare Shares to which such Member would otherwise be entitled under this Article I.

               1.8 Delivery of the Shares.

                   (a) Exchange Procedures. All certificates representing AMP Interests (the "Certificates"), outstanding immediately prior to the Effective Date, shall be converted into Endocare Shares pursuant to Section 1.5 hereof and the Certificate of Merger. At the Effective Time, the record holder of each Certificate shall be entitled to receive in exchange therefor the number of Endocare Shares to which such holder is entitled pursuant to Section 1.5 hereof. Each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive upon surrender thereof the number of Endocare Shares as provided by this Article I and the provisions of the DGCL and Florida Law. Endocare shall deliver certificates representing the Endocare Shares to each Member within thirty (30) days of the date such Member surrenders his or her original stock certificate or certificates representing all of the AMP Interests he or she owns, but the Members shall be deemed the lawful holders of the Endocare Shares to which they are entitled in the Merger as of the Effective Time regardless of whether they have received certificates representing the Endocare Shares.

                   (b) No Further Ownership Rights in AMP Interests. All Endocare Shares delivered shall be deemed to have been delivered and conferred in full satisfaction of all rights pertaining to such shares of AMP Interests.

               1.9 Exemption from Registration. The Endocare Shares to be issued in connection with the transactions contemplated by this Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof. Endocare's reliance on such exemption is predicated, in part, on the representations made by the Members to Endocare, in the Stock Recipient Questionnaires executed by them, that each Member is an "accredited investor" under the Securities Act.

               1.10 Restricted Securities. The Endocare Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Endocare in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, resale of the Endocare Shares will be limited by SEC Rule 144 ("Rule 144").

               1.11 Further Limitations on Disposition. Without in any way limiting the representations set forth above, no Member may dispose of all or any portion of the Endocare Shares provided the transferee has acknowledged the provisions of and agreed in writing for the benefit of Endocare to be bound by this Section, and:

                       (i) there is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or




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                       (ii) counsel to Endocare shall have furnished Endocare or
its transfer agent with an opinion that such disposition will not require registration of such shares under the Securities Act, and the Member shall furnish counsel to Endocare a Form 144 or such other documents and information as are reasonably necessary for counsel to Endocare to render such opinion.

               1.12 Legends. It is understood that the certificates evidencing the Endocare Shares may bear the following legend:

        (i) "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 145 OF SUCH ACT."

        (ii)   Any legend required by applicable state law.


                                   ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF AMP AND THE INDIVIDUAL PARTIES

               Except as set forth on the Schedule of Exceptions attached hereto as Schedule A, AMP and each of the Individual Parties jointly and severally represents and warrants that:

               2.1 Corporate Existence. AMP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on the conduct of its business or the ownership of its properties, and has full corporate power to carry on its business as now being conducted and to own and operate the property and assets now owned and operated by it, and has no facilities or employees permanently located outside the State of Florida. The jurisdictions in which AMP is qualified to do business as a foreign corporation and is in good standing are: NONE.

               2.2 Capitalization. All of the Membership Interests are represented by share certificates. The total number of outstanding Membership Interests is 761,625. The Members and the Membership Interests owned by each are as set forth on Schedule 2.2. There are no options, warrants or other agreements or commitments obligating AMP to issue any additional Membership Interests or any securities convertible into or exchangeable for Membership Interests AMP.

               2.3 Financial Statements. The balance sheet and related statements of income and of AMP at and for its fiscal year ended December 31, 1998 and the balance sheet and related




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statements of income of AMP at and for the five-month period ended May 31, 1999 are attached hereto as Schedule 2.3. The internal records and data from which such balance sheets and statements of income were prepared do not contain any information which is false or misleading in any material respect. Such balance sheets and statements of income fairly present AMP's financial position and the results of AMP's operations for the periods and dates reflected therein and have been prepared in accordance with generally accepted accounting principles consistently applied. Such balance sheets and statements of income are hereinafter collectively referred to as the "Financial Statements." Since May 31, 1999, there has not been any material adverse change in the financial condition of AMP or results of operations of AMP as reflected on the Financial Statements. AMP has no liabilities, whether absolute, accrued, contingent or otherwise, other than (a) liabilities disclosed in this Agreement or in exhibits or schedules hereto; (b) liabilities adequately provided for in the May 31, 1999 balance sheet (the "May 31 Balance Sheet"), and (c) liabilities not exceeding $5,000 in the aggregate incurred in the ordinary course of business since May 31, 1999. Notwithstanding the foregoing, AMP's Members' equity is and will be on the Closing Date not less than the amount of its Members' equity as shown in the May 31 Balance Sheet.

               AMP has, and shall have at the Closing Date, good and marketable title to the assets reflected on the May 31 Balance Sheet, except for (a) liens and encumbrances reflected in said balance sheet, and (b) liens for real and personal property taxes not delinquent.

               2.4 Properties. AMP does not own or hold title to any real property. There is set forth in Schedule 2.4 hereto a list of all leases or rental contracts involving obligations of $1,000 or more to which AMP is a party. AMP has good and marketable title to all properties and assets acquired by it after May 31, 1999 and such properties and assets are subject to no liens, mortgages, pledges, encumbrances or charges of any kind.

               2.5 Trademarks and Proprietary Rights. To the best of the Individual Party's knowledge, the business of AMP is being carried on without conflict with registered patents, licenses, trademarks, copyrights and trade names or other proprietary rights of others, and AMP has not been informed of any claim alleging violation by AMP of any trade secret or secrets of others, nor has AMP intentionally misappropriated the trade secrets of any other person. AMP has not assigned any rights in, or granted any security interest in, any of its trade secrets, trademarks or copyrights and no current or previous key employees or consultants of AMP have any rights in any inventions, software programs or designs or other proprietary concepts, whether or not patentable or copyrightable, which relate in any material respect to the current business of AMP.

               2.6 Inventories. AMP's inventory consists, and at the time of Closing will consist, solely of inventory of the kind and quality regularly and currently used in its business and such inventory was on the date shown, and will be at the time of Closing, of a quality and quantity usable and saleable at AMP's normal prices.

               2.7 Accounts Receivable. Schedule 2.7 hereto contains a complete list of the accounts and notes receivable of AMP as of the date shown. Such accounts and notes receivable arose in the normal course of business and the Member has no reason to believe that such




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accounts and notes are not, and at the time of Closing will not be, collectible substantially consistent with AMP's historical collection experience.

               2.8 Liabilities and Indebtedness.

                   (a) Schedule 2.8 hereto contains a complete list of each and every agreement or other instrument under or pursuant to which AMP has outstanding indebtedness for borrowed money. AMP has furnished Endocare with true and correct copies of each such agreement and instrument, including all amendments with respect thereto through the date of this Agreement.

                   (b) AMP is not in default in any material respect under any of its contracts, agreements or evidences of indebtedness, and no party to any contract or agreement with AMP which is material to the conduct of its business is in default in any material respect under any such contract or agreement.

               2.9 Litigation. No litigation or proceeding is pending or, to the best of the Member's knowledge, threatened by or against AMP before any court or any government agency, or any private mediator, arbitrator, insurance board or otherwise.

               2.10 Taxes. AMP has (i) duly and timely filed or caused to be filed all federal, state and local tax returns (including, without limitation, consolidated and/or combined tax returns) required to be filed by it prior to the date of this Agreement which relate to AMP or with respect to which AMP is liable or otherwise in any way subject, and (ii) paid or fully accrued for all taxes shown to be due and payable on such returns (which taxes are all the taxes due and payable under such returns or pursuant to any assessment received by AMP, except any taxes which AMP is contesting in good faith and by appropriate proceedings that are disclosed in Schedule A). No deficiency in payment of taxes for any period has been asserted in writing by any taxing body which remains unsettled at the date of this Agreement.

               2.11 No Breach. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (a) a default or an event that, with notice and/or lapse of time, would be a default, breach or violation of the Articles of Organization, Operating Agreement or Bylaws (if any) of AMP or of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which AMP or the Members is a party or by which AMP or its property is bound; (b) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation of AMP; or (c) the creation or imposition of any lien, charge, or encumbrance on the Membership Interests or any of the Properties of AMP.

               2.12 Subsidiaries. AMP has no subsidiaries and does not own any capital stock or equity interest in any other entity.

               2.13 Employees Contracts and Benefits. Except as disclosed in the May 31 Balance Sheet, AMP does not have and at the time of Closing will not have, any obligations, contingent or otherwise, under any employment or consulting agreement, collective bargaining agreement or other contract with a labor union or under any executive or employee compensation




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plan or agreement, including, without limitation, any pension, retirement, profit sharing, stock purchase, stock option, bonus or savings plan or agreement. To the best of the Individual Party's knowledge (which will be deemed to include any claim made to AMP of any of the following), (a) AMP does not have, and will not have, committed any unfair labor practices under federal or state labor laws prior to the Closing Date, (b) there are no pending arbitration matters or grievance procedures against AMP, (c) there is no pending or threatened labor dispute, strike or work stoppage affecting AMP's operations,
(d) AMP does not have any employee benefit plans, (e) AMP does not currently maintain (in an ongoing or frozen condition), nor has it incurred any liability under Title IV of the Employee Retirement Income Security Act, as amended ("ERISA"), with respect to, any defined benefit pension plan, and (f) AMP has never incurred any obligation to contribute to a "multiemployer plan," as defined in ERISA.

               2.14 Insurance. There is set forth in Schedule 2.14 hereto a list of all policies of insurance which AMP owns or has in full force and effect, showing the amount of coverage and expiration date of each policy. All such insurance will be maintained in full force and effect without reducing the coverage thereof up to and including the Closing Date.

               2.15 Contracts. There is set forth in Schedule 2.15 hereto a list of all outstanding contracts to which AMP is a party. Schedule 2.15 identifies all contracts of AMP with officers, directors, Members or any person, firm or corporation affiliated with such persons.

               2.16 Subsequent Transactions. Since May 31, 1999 and up to and through the Closing Date, AMP has not:

                    (a) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and not in excess of $5,000 in the aggregate;

                    (b) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising by operation of law, and liens for current real and personal property taxes incurred but not yet due and payable);

                    (c) transferred, leased or otherwise disposed of any of its assets or properties, except transfers in the ordinary course of business and not in excess of $5,000 in the aggregate in value, or, except in the ordinary course of business and not in excess of $5,000 in the aggregate in expense, acquired any assets or properties;

                    (d) cancelled or compromised any debt or claim, except in the ordinary course of business and not in excess of $5,000 in the aggregate;

                    (e) waived or released any rights of material value;

                    (f) transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;




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                    (g) made or granted any wage or salary increase above that set forth in Schedule 2.18 hereto applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or employees of AMP;

                    (h) entered into any transaction, contract or commitment which provides for a period of performance which extends beyond twelve (12) months from the date hereof or involves payment of or receipt after the date hereof of amounts in excess of $5,000, except (i) contracts listed on Schedule
2.8 hereto and (ii) this Agreement and the transactions contemplated hereby;

                    (i) suffered any casualty loss or damage to any of its properties (not fully covered by insurance); or

                    (j) declared, set aside, or paid a dividend or other distribution in respect of the Membership Interests of AMP or any direct or indirect redemption, purchase, or other acquisition by AMP of any of its Membership Interests.

               2.17 Charter Documents. AMP has made available to Endocare for its examination (a) copies of the Articles of Organization, Operating Agreement and Bylaws (if any) of AMP, (b) the minute books of AMP containing all proceedings, consents, actions and meetings of the Members and managers of AMP,
(c) the books of AMP setting forth all transfers of Membership Interests, (d) and all other documents relating to the organization of AMP.

               2.18 Directors, Officers and Employees. Schedule 2.18 hereto sets forth the names of each Member, manager and each employee of AMP, stating the rate of compensation payable to each.

               2.19 Powers of Attorney; Bank Accounts. Schedule 2.19 hereto lists (a) the names and addresses of all persons holding a power of attorney on behalf of AMP and (b) the names and addresses of all banks or other financial institutions in which AMP has an account, deposit, or safe-deposit box, with the names of all persons authorized to draw on these accounts or deposits or to have access to these boxes.

               2.20 Good and Marketable Title. The Individual Party has full right, power, and authority to sell, transfer and deliver all the Membership Interests owned by him as provided in this Agreement, and to his knowledge, each Member has full right, power, and authority to sell, transfer and deliver all the Membership Interests owned by him or her as provided in this Agreement.

               2.21 Compliance with Law. AMP is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which AMP is a party or is subject and AMP is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject. AMP has obtained or applied for all licenses, permits and other authorizations and has taken all action required by applicable law or governmental regulation necessary for conduct of its business as now conducted. All such licenses, permits and other authorizations are listed on Schedule 2.21.




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               2.22 Validity and Effect of Agreements. This Agreement
constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of AMP and the Members enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. No authorization, consent or approval of, or filing with, any public body or authority is necessary for the execution by AMP and the Individual Parties of this Agreement and the consummation of the transactions contemplated by this Agreement.

               2.23 Representations Complete. None of the representations and warranties made by AMP or the Individual Parties herein, nor any statement made in any schedule or certificate furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

               2.24 Authorization. All corporate action on the part of AMP and its managers and Members necessary for the authorization, execution, delivery and performance of this Agreement and the Certificate of Merger by AMP, and the performance of AMP's obligations hereunder has been duly and validly taken or will be taken prior to the Closing Date.

               2.25 Pooling of Interests. To the knowledge of the Individual Party and AMP, based solely on consultation with AMP's independent auditors, neither AMP, nor its managers or Members, has taken or agreed to take any action which would preclude Endocare's ability to account for the Merger as a pooling of interests.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF ENDOCARE

               Endocare represents and warrants to AMP and the Individual Parties that:

               3.1 Incorporation. Each of Endocare and Acquisition Sub has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

               3.2 Endocare Shares Fully Paid and Non-Assessable. The Endocare Shares deliverable pursuant hereto, when issued and delivered as herein provided, will be validly issued and outstanding shares of Endocare Common Stock, fully paid and non-assessable.

               3.3 Corporate Power and Authority. Each of Endocare and Acquisition Sub has full corporate power and authority to enter into, deliver, perform its obligations under and carry out this Agreement. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid and legally binding obligations of Endocare an Acquisition Sub enforceable in accordance with their terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

               3.4 Consents and Approvals. Each consent, approval, authorization, order, registration or qualification of or with any court or any regulatory authority or any other governmental body which is required for the consummation by Endocare and Acquisition Sub of the transactions contemplated by this Agreement has been obtained or will be obtained prior to or upon the Closing Date.


                                   ARTICLE IV

                  COVENANTS OF AMP AND THE SIGNING INDIVIDUALS

               4.1 Maintenance of Business. From the date hereof until the Closing, AMP shall, and the Individual Parties shall cause AMP to, use its best efforts to carry on and preserve the business, goodwill and the relationships of AMP with customers, suppliers, officers, employees, agents and others in substantially the same manner as they have prior to the date hereof. Subject to any directions from Endocare, AMP shall, and the Individual Parties shall cause AMP to, use its best efforts to keep and maintain the existing favorable business relationship with each of such customers, suppliers and officers, employees and agents.

               4.2 Absence of Certain Changes. From the date hereof until the closing, except as expressly permitted or contemplated hereby, AMP shall not, and the Individual Parties shall cause AMP to not, without Endocare's prior express written consent:

                   (a) incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party;

                   (b) set aside or pay any dividend or distribute assets to, or repurchase any of its stock from, any of its Members;

                   (c) issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

                   (d) enter into, amend or terminate any employment agreement or arrangement;

                   (e) increase the compensation payable or to become payable to any of its officers, employees or agents, or adopt or amend any employee benefit plan or arrangement;

                   (f) acquire or dispose of any properties or assets used in its business except as provided in Section 2.16(c) hereof;

                   (g) permit any change in its business or the manner in which its books and records are maintained;

                   (h) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its properties or assets, other than those permitted under Section 2.16(b) hereof;

                   (i) enter into, amend or terminate any lease of real or personal property;

                   (j) amend its Articles of Organization, Operating Agreement or Bylaws (if any); or

                   (k) incur any obligations or engage in any activities or transactions in either case outside the ordinary course of its business as conducted at the date hereof.

               4.3 Necessary Consents. Prior to the Closing, the Individual Parties and AMP will use their best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of AMP's business after the Closing as conducted at the date hereof. All such necessary consents are listed on Schedule 4.3.

               4.4 Access to Information. AMP shall, and the Individual Parties shall cause AMP to give Endocare and its accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of AMP, and will furnish Endocare, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as Endocare may reasonably request; provided, however, that any furnishing of such information pursuant hereto or any investigation by Endocare shall not affect Endocare's right to rely on the representations, warranties and covenants made by the Members in this Agreement.

               4.5 Certain Defaults; Litigation. AMP and the Individual Parties will give prompt notice to Endocare of:

                   (a) any notice of default received by AMP subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which AMP is a party or by which it is bound, which default could, if not remedied, result in any material adverse change in the financial condition, business or prospects of AMP or which would render incorrect any representation made herein, and

                   (b) any suit, action, proceeding or investigation instituted or threatened against or affecting AMP subsequent to the date of this Agreement and prior to the Closing which, if adversely determined, could result in any material adverse change in the financial condition, business or prospects of AMP or which would render incorrect any representation made herein.

               4.6 Professional Fees. AMP will not pay or incur any liability for outside professional services relating to the transactions contemplated by this Agreement. Any liability for such professional services performed on behalf of AMP or the Members shall be the sole responsibility of, and be paid by, the Individual Parties.

               4.7 Other Negotiations. From the date hereof until the termination of this Agreement, the Individual Parties, AMP and AMP's officers, managers and employees will not initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on its or their behalf, with any other party, or entertain or consider any inquiries or proposals received from any other party, concerning the possible disposition of AMP's business, assets or membership interests. AMP and the Individual Parties will promptly inform Endocare of any such inquiries or proposals received by AMP or any of the Individual Parties and will reject such proposals or inquiries.

               4.8 Best Efforts. The Individual Parties will use their best efforts to cause all conditions to Closing to be satisfied.


                                   ARTICLE V

                              COVENANTS OF ENDOCARE

               5.1 Necessary Consents. Prior to the Closing, Endocare will use its best efforts to obtain such consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby.

               5.2 Best Efforts. Endocare will use its best efforts to cause all conditions to the Closing to be satisfied.


                                   ARTICLE VI

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF ENDOCARE

               The obligation of Endocare to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by Endocare:

               6.1 Representations True. All representations and warranties by AMP and the Individual Parties in this Agreement or the schedules and exhibits hereto, or in any written statement that shall be delivered to Endocare by AMP and the Individual Parties under this Agreement, shall be true on and as of the Closing Date. AMP and the Individual Parties hereby certify that all such representations and warranties are true as of the Closing Date.

               6.2 Covenants Performed. AMP and the Individual Parties shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by AMP and the Individual Parties on or before the Closing Date. AMP and the Individual Parties hereby certify that they have so performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by AMP and the Individual Parties on or before the Closing Date.

               6.3 Opinion of Counsel. Endocare shall have received an opinion from Gardner, Wilkes, Shaheen & Candelora, dated the Closing Date, reasonably acceptable to Endocare.

               6.4 No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of Endocare's Board of Directors (acting upon advice of its outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

               6.5 No Material Adverse Change. During the period from May 31, 1999 to the Closing, there shall not have been any material adverse change in the condition (financial or other), liabilities, business or prospects of AMP.

               6.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance reasonably satisfactory to Endocare and its counsel, and Endocare shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.


                                  ARTICLE VII

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       OF AMP AND THE SIGNING INDIVIDUALS

               The obligations of AMP and the Individual Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions, unless waived in writing by AMP and the Individual Parties:

               7.1 Representations True. All representations and warranties by Endocare contained in this Agreement or in any written statement delivered by Endocare under this Agreement shall be true on and as of the Closing Date. Endocare hereby certifies that all such representations and warranties are true as of the Closing Date.

               7.2 Covenants Performed. Endocare shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy on or before or the Closing Date. Endocare hereby certifies that it has so performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Endocare on or before the Closing Date.

               7.3 No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the good faith judgment of the Individual Parties (acting upon advice of their respective outside counsel) has a reasonable probability of resulting in an order, judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

               7.4 Opinion of Counsel for Endocare. The Individual Parties shall have received an opinion from Brobeck, Phleger & Harrison, LLP, dated the Closing Date, reasonably acceptable to the Individual Parties.


                                  ARTICLE VIII

                                   THE CLOSING

               8.1 The Closing. Subject to the conditions set forth herein, the purchase and sale of the Membership Interests hereunder (the "Closing") shall take place at the offices of Brobeck, Phleger & Harrison, Irvine, California, on June 30, 1999, or at such other time, date and place as Endocare, AMP and the Individual Parties may agree (the "Closing Date").

               8.2 AMP Deliveries. At the Closing, there shall be delivered to Endocare, in form and substance satisfactory to Endocare and its counsel, the item or items required to be delivered in Article VI.

               8.3 Endocare Deliveries. At the Closing, there shall be delivered to AMP the item or items required to be delivered in Article VII.

               8.4 Merger Filings. At the Closing Endocare shall cause to be filed with the Secretary of State of Delaware the Certificate of Merger and as promptly thereafter as practicable Endocare and AMP shall jointly cause to be filed the Articles of Merger with the Florida Secretary of State.


                                   ARTICLE IX

        OBLIGATIONS OF THE INDIVIDUAL PARTIES AND ENDOCARE AFTER CLOSING

               9.1 Indemnification. In addition to any other remedies available to Endocare under applicable law, the Individual Parties shall, pursuant to the terms of this Agreement, jointly and severally indemnify, defend, and hold harmless Endocare against and in respect of any and all claims, demands, losses, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees (collectively referred to as "Losses") that Endocare shall incur or suffer subsequent to the Closing and which arise out of (i) the incorrectness, untruth, or breach of any warranty, representation or agreement made in this Agreement or in the schedules or exhibits hereto by the Individual Parties, (ii) the operation of AMP prior to the Closing; and (iii) any and all taxes, assessments and governmental charges, and penalties and interest with respect thereto, which may be assessed against the Surviving Corporation of Endocare in respect of any fiscal year of AMP ended prior to the Closing. Endocare will give prompt notice to the Individual Parties of any action or suit against the Surviving Corporation or Endocare which, if successfully prosecuted, would result in any indemnification obligation under this Section 9.1. Nothing herein shall limit in any way any legal or equitable remedies which Endocare may otherwise have in the event of any breach by the Individual Parties of any warranty, representation or agreement made in this Agreement by the Individual Parties. The Individual Parties shall have no obligations under this Section 9.1 for Losses, except for Losses with respect to which

Endocare shall have made a written claim to the Individual Parties prior to the first (1st) anniversary of the Closing Date.


                                   ARTICLE X

                               GENERAL PROVISIONS

               10.1 Survival. The representations and warranties made by the parties hereto in this Agreement, and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, notwithstanding any investigation of the facts constituting the basis of the representations and warranties of any party by any other party hereto.

               10.2 Further Assurances. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

               10.3 No Broker or Finder. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any conversion or finder's fee, in connection with these transactions. The Individual Parties and Endocare further agree to indemnify and hold harmless the other against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

               10.4 Each Party to Bear Own Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by him or it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

               10.5 Headings. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

               10.6 Entire Agreement; Waivers. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties pertaining to the contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless execute din writing by all parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

               10.7 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, now shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

               10.8 Successors and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

               10.9 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the date of transmission if transmitted by facsimile (with confirmation of receipt) or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         To AMP or the Individual        Advanced Medical Procedures LLC
         Parties at:                     206A West Oak Street
                                         Kissimmee, FL 34741
                                         Facsimile:  (407) 932-1212
                                         Attn:  Jerry Anderson

         With a copy to:                 Merritt Gardner
                                         Gardner, Wilkes, Shaheen & Candelora
                                         2650 SunTrust Financial Center
                                         401 East Jackson Street
                                         Tampa, FL 33601-1810
                                         Facsimile:  (813) 229-1597

         To Endocare at:                 Endocare, Inc.
                                         7 Studebaker
                                         Irvine, CA 92618
                                         Facsimile: (949) 597-0607
                                         Attn: William R. Hughes

         With a copy to:                 Brobeck, Phleger & Harrison LLP
                                         38 Technology Drive
                                         Irvine, California 92618
                                         Facsimile:  (949) 790-6301
                                         Attn:  Richard A. Fink, Esq.

Any party may change his or its address for purposes of this paragraph by giving notice of the new address to each of the other parties in the manner set forth above.

               10.10 Attorneys' Fees. In the event that any legal proceeding is brought to enforce or interpret any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees whether or not the action or proceeding proceeds to final judgment.

               10.11 Governing Law. The terms of this Agreement shall be governed by the laws of the State of California applicable to agreements entered into, to be wholly performed in and among residents exclusively of, California.

               10.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ADVANCED MEDICAL PROCEDURES, INC.                 INDIVIDUAL PARTIES



By:     /s/  Paul W. Mikus                        /s/  Gary Onik
   ---------------------------------         -----------------------------------
        Paul W. Mikus                        Gary Onik, M.D.
        Chief Executive Officer


                                                  /s/  Robert Byrnes
                                             -----------------------------------
                                             Robert Byrnes


                                                  /s/  Jerry Anderson
                                             -----------------------------------
                                             Jerry Anderson


                                             ENDOCARE, INC.



                                             By:  /s/  Paul W. Mikus
                                                --------------------------------
                                                Paul W. Mikus
                                                Chief Executive Officer


                                             ADVANCED MEDICAL PROCEDURES, L.L.C.



                                             By:  /s/  Jerry Anderson
                                                --------------------------------

                                             Name:   Jerry Anderson
                                                  ------------------------------

                                             Title:  President
                                                   -----------------------------